EX-99.d.2

Delaware Management Company

2005 Market Street

Philadelphia, PA 19103

March 23, 2017

Delaware Group Global & International Funds

2005 Market Street

Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Delaware Group Global & International Funds listed below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Funds’ total operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from March 28, 2017 through March 28, 2018. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager.

Fund	Class A, Class C Class R, and Institutional Class Expense Cap	Class R6 Expense Cap
Delaware International Value Equity Fund	1.20%	N/A
Delaware Emerging Markets Fund	1.45%	1.32%
Delaware International Small Cap Fund	1.18%	N/A
Delaware Global Value Fund	1.30%	N/A
Delaware Asia Select Fund	1.30%	N/A

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of

Delaware Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Global & International Funds

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	March 23, 2017